Exhibit 10.1
JOINDER AND AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT

This JOINDER AND AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 10, 2025 (the “Effective Date”), by and among the following parties:
(a)MSC A/R HOLDING CO., LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller” );
(b)MSC INDUSTRIAL DIRECT CO., INC., a New York corporation, in its individual capacity (“MSC”), as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”), and solely for purposes of Section 5 hereof, as the Performance Guarantor (the “Performance Guarantor”).
(c)WELLS FARGO BANK, NATIONAL ASSOCIATION, as an existing purchaser (“Wells” or an “Existing Purchaser”);
(d)BANK OF AMERICA, N.A., as an existing purchaser (“BofA” or an “Existing Purchaser”);
(e)REGIONS BANK, as an existing purchaser (“Regions” or an “Existing Purchaser”);
(f)PNC BANK, NATIONAL ASSOCIATION, as the joining purchaser (“PNC” or the “Joining Purchaser;” the Existing Purchasers and the Joining Purchaser, collectively, the “Purchasers”); and
(g)WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Purchasers (successors and permitted assigns in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENT

The parties hereto (other than PNC) are parties to that certain Receivables Purchase Agreement, dated as of December 19, 2022 (the “Agreement”). PNC wishes to join the Agreement and to become a Purchaser thereunder, and all parties wish to amend the Agreement as hereinafter provided. Capitalized terms used and not otherwise defined herein are used with the meanings set forth in the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Joinder and Re-balancing of Outstandings. On and as of the Effective Date:
(a) PNC hereby (i) joins the RPA as a Purchaser with an initial Commitment of $50,000,000.00, (ii) agrees to perform the obligations of a Purchaser and to be bound by the applicable terms of the Transaction Documents, and (iii) confirms its appointment of Wells Fargo Bank, National Association, as the Administrative Agent for the Purchasers including PNC; and
(b) PNC will purchase at par, and each of Wells, BofA and Regions severally agrees to sell at par, a portion of their respective outstanding Investments such that after giving effective thereto, Wells will have 42.857% of the Aggregate Capital outstanding, BofA will have 25.714% of the Aggregate Capital outstanding, Regions will have 17.143% of the Aggregate Capital outstanding, and PNC will have 14.286% of the Aggregate Capital outstanding;
From and after the Effective Date, PNC’s signature on this Amendment shall have the same force and effect as if it were a signatory to the Agreement.
2.Amendments. Effective as of the Effective Date:
(a) Schedule A to the Agreement is hereby amended and restated in its entirety to read as set forth in Annex I hereto;
(b) Schedule B to the Agreement is hereby amended to delete “153911609281” where it appears in the first row of the table therein and to substitute in lieu thereof “153911609821;”
(c) Each of Exhibit I, Exhibit II and Exhibit III to the Agreement is hereby amended and restated in its entirety to read as set forth in Annex II, Annex III and Annex IV hereto, respectively;
(d) The definition of each of “Adjusted Term SOFR,” “Consolidated Leverage Ratio,” and “Term SOFR Adjustment” in Section 1.01 of the Agreement is hereby deleted in its entirety;
(e) The definition of “Fiscal Quarter” in Section 1.01 of the Agreement is hereby deleted in its entirety, and all references to “Fiscal Quarter” and “Fiscal Quarters” are hereby replaced with “fiscal quarter” and “fiscal quarters,” respectively;
(f) The following new definition is hereby inserted in Section 1.01 of the Agreement in its appropriate alphabetical order:
“Consolidated Net Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt (as defined in the Senior Credit Agreement) on such day less the aggregate amount of unrestricted cash and Cash Equivalents (as defined in the Senior Credit Agreement) of the Borrower and its Restricted Subsidiaries (as defined in the Senior Credit Agreement) as of such date to (b) Consolidated EBITDA(as defined in the Senior Credit Agreement) for such period.

(g) The definitions of the following defined terms that are set forth in Section 1.01 of the Agreement are hereby amended and restated in their entirety to read, respectively, as follows:
“Alternate Base Rate” or “ABR” means, for each day of determination, a rate per annum equal to the greatest as of such day of (a) the Prime Rate, (b) one-half of one percent (0.50%) above the Federal Funds Rate in effect on such day, (c) the sum of Term SOFR for a one-month tenor in effect on such day plus 1.00%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the Floor. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate, the Federal Funds Rate or one-month Term SOFR shall be effective on the date of each such change.
“Concentration Limit” means, at any time:
(a)For all Pool Receivables as to which the Obligor is a Governmental Authority, an aggregate of 7.50% of Eligible Receivables;
(b)For all Pool Receivables which have original due dates of 91-120 days past the original invoice date therefor, an aggregate of 15.00% of Eligible Receivables;
(c)For all Pool Receivables owing from Obligors domiciled outside of the United State of America and Canada, an aggregate of 1.00% of Eligible Receivables; and
(d)In relation to any single Obligor on a Pool Receivable and its Affiliates (if any) considered as if they were one and the same Obligor, an amount equal to (i) the aggregate Outstanding Balance of Eligible Receivables in the Receivables Pool owed by such single Obligor and its Affiliates (if any), multiplied by (ii) the applicable concentration limit below for such Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or, solely in the absence thereof, the equivalent long term unsecured senior debt ratings):

S&P Short-Term Rating/Equivalent Long-Term Rating	Moody’s Short-Term Rating/Equivalent Long-Term Rating	Allowable % of Eligible Receivables
A-1+/AA-	P-1/Aa3	20.00%
A-1/A	P-1/A2	15.00%
A-2/BBB+	P-2/Baa1	10.00%
A-3/BBB-	P-3/Baa3	5.00%
Below A-3/BBB- or Not Rated by either S&P or Moody’s	Below P-3/Baa3 or Not Rated by either S&P or Moody’s	2.50%

; provided, however, that (A) if any Obligor has a split rating, the applicable rating will be the lower of the two, (B) if any Obligor is a Non-Rated Obligor, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (C) upon Seller’s request from time to time, the Purchasers, in their sole discretion, may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such amount calculated using such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be reduced by the Administrative Agent at the direction of any Purchaser (but not below the regularly applicable Concentration Limit) in its reasonable credit judgment upon not less than five (5) days’ written notice to Seller.
“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the aggregate amount of Pool Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originator during the Calculation Period occurring eight (8) fiscal months prior to the Calculation Period ending on such Cut-Off Date.
“Defaulted Receivable” means a Pool Receivable: (a) as to which the Obligor thereof has suffered an Event of Bankruptcy; (b) which, consistent with the Originator’s Credit and Collection Policy, has been or should be written off as uncollectible; or (c) which remains unpaid, in whole or in part, more than 180 days from the original due date thereof. For purposes of this Agreement, the aggregate amount of Defaulted Receivables will be calculated as follows: (i) at any time when a Level II Trigger Event exists, 100% of aggregate Aged Credits shall be deducted from aggregate Aged Debits; (ii) at any time when a Level I Trigger Event exists, 50% of aggregate Aged Credits shall be deducted from aggregate Aged Debits; and (iii) at any time when neither a Level I Trigger Event nor a Level II Trigger Event exists, 0% of aggregate Aged Credits shall be deducted from aggregate Aged Debits.
        “Eligible Receivable” means a Pool Receivable:
(a)the Obligor of which (i) is not a Sanctioned Person or a Governmental Authority in a Sanctioned Country, (ii) is not an Affiliate of the Originator or Seller Party, (iii) is domiciled in (A) the United States of America, or (B) Canada, and (iv) has not suffered an Event of Bankruptcy; provided, however, that up to 1.0% of the Eligible Receivables may be from Obligors domiciled outside of the United State of America and Canada so long as they meet all other requirements of this definition,
(b)(i) which is not a Delinquent Receivable, (ii) which, consistent with the Originator’s Credit and Collection Policy, has not been and should not be written off as uncollectible; and (iii) which is not owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Pool Receivables owing from such Obligor are Delinquent Receivables,

(c)which is due within 120 days of the original invoice date therefor or such later date as may be reasonably agreed to by the Purchasers,
(d)which is an “account” or a “payment intangible” as defined in Section 9-102 of the UCC of all applicable jurisdictions,
(e)which is denominated and payable only in United States dollars to a Lock-Box or Collection Account located in the United States,
(f)which is evidenced by an invoice and arises under a Contract which, together with such Pool Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law),
(g)which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the Originator,
(h)which, together with the Contract related thereto, does not contravene in any material respect any Law applicable thereto (including usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation D and Regulation B of the Federal Reserve Board, and applicable judgments, decrees, injunctions, writs, orders, or line of action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction) and with respect to which no part of the Contract related thereto is in violation of any such Law,
(i)which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,
(j)which was generated in the ordinary course of the Originator’s business,
(k)which arises solely from the sale of goods or the provision of services to the related Obligor by the Originator, and not by any other Person that is not the Originator (in whole or in part),
(l)which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Lien of the applicable Obligor against the Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an Affiliate of such

Originator), and the Obligor thereon holds no right as against the Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Pool Receivable, then such Pool Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the Originator based on the amount which such Originator owes the applicable Obligor would be netted against the applicable Pool Receivable, but the excess of the Pool Receivables over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Pool Receivables of any Obligor which has any accounts payable from the Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset; and provided, further, that unless a Level II Trigger Event exists and is continuing, this clause (l) shall only be applicable to Pool Receivables owing from the Top 20 Obligors;
(m)as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,
(n)as to which all right, title and interest to and in which has been validly transferred by the Originator to Seller pursuant to the Sale Agreement, and Seller has good and marketable title thereto free and clear of any Lien (other than Permitted Liens), and
(o)is required by the Originator and Master Servicer to be paid to a Lock-Box or Collection Account that is subject to a Control Agreement that has been assigned to or executed directly in favor of the Administrative Agent with the consent of the applicable Collection Bank.
“Facility Limit” means $350,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit means, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time .
“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of December 10, 2025, by and among Seller and the Purchasers, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Level I Trigger Event” means, on any date of determination, that the Consolidated Net Leverage Ratio for the period of four consecutive fiscal quarters ending on or prior to such date, is greater than 0.25 below, but less than 0.50 below, the maximum ratio permitted under Section 10.01(l) of this Agreement.
“Level II Trigger Event” means, on any date of determination, that the Consolidated Net Leverage Ratio for the period of four consecutive fiscal quarters ending on or prior to such date, is less than 0.25 below, the maximum ratio permitted under Section 10.1(l) of this Agreement.
“Scheduled Termination Date” means December 8, 2028.
“Senior Credit Agreement” means that certain Credit Agreement, dated as of April 14, 2017 (as amended through and including Amendment No. 3 dated as of July 16, 2025), among MSC, as the “Borrower,” the several banks and other financial institutions or entities from time to time parties thereto, as “Lenders”, and JPMorgan Chase Bank, N.A., as “Administrative Agent”, as it may be amended, restated, supplemented or otherwise modified from time to time unless otherwise expressly provided in the text of this Agreement, and regardless of whether it remains in effect.
“SOFR Investment” means an Investment that accrues Yield at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).
“Term SOFR Index Rate” or “TSIR” means on any date of determination, Term SOFR for a one-month tenor, changing when and as the published Term SOFR rate for such tenor changes.
(h) Section 10.01(l)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:
(i) Consolidated Net Leverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter beginning on June 1, 2025), the Master Servicer shall permit its Consolidated Net Leverage Ratio for the four consecutive fiscal quarters ending on such day to exceed 3.50 to 1.00; provided that, in the event that (A) the Master Servicer or any of its Restricted Subsidiaries (as defined in the Senior Credit Agreement) completes a Material Acquisition (as defined in the Senior Credit Agreement) and (B) on or prior to the date of the consummation of such Material Acquisition, the Master Servicer delivers written notice to the Administrative Agent of its intention to (1) consummate such Material Acquisition and (2) activate a Leverage Ratio Step-Up in connection therewith (any such written notice, a “Leverage Ratio Step-Up Notice”), the Consolidated Net Leverage Ratio set forth above shall be temporarily increased to 4.00 to 1.00 for the succeeding four consecutive fiscal quarters, commencing with the fiscal quarter in which such Material Acquisition occurs (each such temporary increase, a “Leverage Ratio Step-Up”); provided that the Master Servicer shall not deliver more than one Leverage Ratio Step-Up Notice during any period of eight consecutive fiscal quarters (and any Leverage Ratio Step-Up Notice delivered in violation of this proviso shall be deemed to be null and void); or
3.Representations and Warranties. In order to induce the Administrative Agent and the Purchasers to enter into this Amendment, each of the Seller and the Master Servicer hereby represents and warrants to them a of the Effective Date that (a) this Amendment has been duly authorized, executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, and (b) each of its respective representations and warranties in Article VII of the Agreement are true and correct in all material respects on and as of the Effective Date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.
4.Conditions Precedent. This Amendment shall become effective as of the Effective Date when each of the following conditions precedent has been satisfied:
(a) The Administrative Agent shall have received a counterpart of this Amendment, duly executed by each of the parties hereto;
(b) The Administrative Agent shall have received a counterpart of the Amended and Restated Fee Letter dated as of the date hereof, duly executed by each of the parties thereto, and payment for the benefit of the Purchasers of the Upfront Fees due thereunder;
(c) The Administrative shall have received the most recent Monthly Report due under the Agreement updated to give pro forma effect to the terms of this Amendment; and
(d) Each of the representations and warranties the Seller and the Master Servicer set forth in Section 2 of this Amendment or in Article VII of the Agreement are true and correct in all material respects on and as of the Effective Date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.
5.Reaffirmation of Performance. The Performance Guarantor hereby consents to this Amendment and agrees that the Performance Undertaking remains in full force and effect from and after the Effective Date.
6.Miscellaneous.
6.1. Costs and Expenses. This Amendment constitutes a Transaction Document and, accordingly, is subject to Seller’s obligations under Section 5.1 of the Agreement.
6.2. GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
6.3. Execution in Counterparts; Electronic Execution.

(a) This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart.
(b)    The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
MSC A/R HOLDING CO., LLC

By: /s/ Greg Clark
Name: Greg Clark
Title: Vice President & Interim Chief Financial Officer

MSC INDUSTRIAL DIRECT CO., INC.,
as the Master Servicer and solely for purposes of Section 5 hereof, as the Performance Guarantor

By: /s/ Neal Dongre
Name: Neal Dongre
Title: Senior Vice President, General Counsel & Corporate Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Purchaser and as Administrative Agent

By: /s/ Chance Hausler
Name: Chance Hausler
Title: Executive Director

BANK OF AMERICA, NATIONAL ASSOCIATION, as a Purchaser

By: /s/ Ross Glynn
Name: Ross Glynn
Title: Senior Vice President

REGIONS BANK, as a Purchaser
By: /s/Mimi Bulow
Name: Mimi Bulow
Title: Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser

By: /s/ Christopher Blaney
Name: Christopher Blaney
Title: Senior Vice President

ANNEX I
SCHEDULE A
Commitments
[as of December 10, 2025]

I-1

ANNEX II
EXHIBIT I
[FORM OF] INVESTMENT REQUEST
II-1

ANNEX III
EXHIBIT II
FORM OF REDUCTION NOTICE
III-1

ANNEX IV
EXHIBIT IV
FORM OF MONTHLY REPORT

IV-1

ANNEX V
SCHEDULE E
PARTIES’ ADDRESSES FOR NOTICES

V-1